Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces First Quarter 2016 Results

Irvine, CA, April 28, 2016 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the quarter ended March 31, 2016.  In the first quarter of 2016, operating income, excluding the changes in contingent consideration, increased to $7.0 million as compared to a loss of $(593) thousand in the fourth quarter of 2015.  For the first quarter 2016, the Company reported net earnings of $981 thousand or $0.08 per diluted common share, as compared to net earnings of $34.0 million or $2.94 per diluted common share for the first quarter of 2015, and $10.7 million or $0.85 per diluted common share for the fourth quarter of 2015.

Results of Operations

(in thousands, except share data)
(unaudited)

	For the Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenues:
Gain on sale of loans, net	$53,869	$36,188	$37,398
Real estate services fees, net	2,100	1,978	2,742
Servicing income, net	2,088	2,019	635
Loss on mortgage servicing rights	(10,910)	(4,422)	(6,568)
Other	152	113	136
Total revenues	47,299	35,876	34,343
Expenses:
Personnel expense	23,965	20,939	11,490
Business promotion	9,191	8,021	215
General, administrative and other	7,162	7,509	5,436
Accretion of contingent consideration	1,895	2,671	—
Change in fair value of contingent consideration	2,942	(17,697)	—
Total expenses	45,155	21,443	17,141
Operating income:	2,144	14,433	17,202

Other income (expense):
Net interest income (expense)	(101)	(189)	1,058
Change in fair value of long-term debt	—	—	(7,116)
Change in fair value of net trust assets	(627)	(2,560)	(876)
Total other income (expense)	(728)	(2,749)	(6,934)
Net earnings before income taxes	1,416	11,684	10,268
Income tax expense (benefit)	435	975	(23,704)
Net earnings	$981	$10,709	$33,972

Diluted earnings per share	$0.08	$0.85	$2.94

Net earnings includes fair value adjustments for changes in the contingent consideration, long-term debt and net trust assets.  The contingent consideration is related to the CashCall Mortgage (“CCM”) acquisition transaction, while the other fair value adjustments are related to our legacy portfolio.  These fair value adjustments are non-cash items and are not related to current operating results.  Although we are required by GAAP to record a change in fair value and accretion of the contingent consideration, management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations of the Company.   The table below shows operating income excluding these items:

Operating income (loss)
(in thousands)

	For the Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

Operating income:	$2,144	$14,433	$17,202
Accretion of contingent consideration	1,895	2,671	—
Change in fair value of contingent consideration	2,942	(17,697)	—
Operating (loss) income excluding changes in contingent consideration	$6,981	$(593)	$17,202

Operating income, excluding the changes in contingent consideration, increased to $7.0 million for the first quarter of 2016 as compared to a loss of $(593) thousand in the fourth quarter of 2015.  The increase was primarily due to an increase in gain on sale of loans from a 21% increase in volume (as discussed below) combined with a 43 bps increase in gain on sale margins to 229 bps in the quarter compared to the fourth quarter of 2015.   This increase in gain on sale of loans was offset by an increase in loss on mortgage servicing rights (“MSR”), resulting from mark to market loss of $10.9 million in the first quarter associated with a decrease in prevailing mortgage rates in the quarter.  In addition, operating expenses increased about 11% to support the increased mortgage volume.

Operating income, excluding the changes in contingent consideration, decreased in the first quarter of 2016 from $17.2 million in the first quarter of 2015.  As previously disclosed, the gain on sale revenue in the first quarter of 2015 was reduced by the operating expenses of CCM as required in accordance with GAAP.   However, beginning with the second quarter of 2015, the operating expenses of CCM did not reduce gain on sale, and were recorded as expenses, as normally presented.  After adjusting for this difference, gain on sale margins in the first quarter of 2016 of 229 bps were consistent with first quarter 2015 while operating expenses increased over the first quarter of 2015, primarily as a result of an increase in business promotion in an effort to capture an increased amount of refinance volume in the first and second quarters of 2016.

Selected Operational Data

(in millions)

	Q1 2016	Q4 2015	% Change	Q1 2015	% Change
Retail Originations	$1,653.0	$1,203.8	37%	$1,534.7	8%
Correspondent Originations	$376.9	$392.9	-4%	$596.4	-37%
Wholesale Originations	$319.3	$342.0	-7%	$281.7	13%
Total Originations	$2,349.2	$1,938.7	21%	$2,412.8	-3%

During the first quarter of 2016, total originations increased 21% to $2.3 billion as compared to $1.9 billion in the fourth quarter of 2015.  In the first quarter of 2016, retail originations continued to be the main driver of total originations representing approximately 70% or $1.7 billion in total originations.

Summary Balance Sheet

(in thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash	$18,452	$32,409
Mortgage loans held-for-sale	612,777	310,191
Finance receivables	42,179	36,368
Mortgage servicing rights	44,327	36,425
Securitized mortgage trust assets	4,383,334	4,594,534
Goodwill and intangibles	133,864	134,913
Deferred tax asset	24,420	24,420
Other assets	45,371	41,592
Total assets	$5,304,724	$5,210,852

LIABILITIES & EQUITY
Warehouse borrowings	$624,128	$325,616
Debt	86,887	106,433
Securitized mortgage trust liabilities	4,369,325	4,580,326
Contingent consideration	48,772	48,079
Other liabilities	37,614	35,908
Total liabilities	5,166,726	5,096,362
Total equity	137,998	114,490
Total liabilities and stockholders’ equity	$5,304,724	$5,210,852

Selected Operational Data

(in millions)

	3/31/2016	12/31/2015	% Change	3/31/2015	% Change
Mortgage Servicing Portfolio	$5,161.0	$3,570.7	45%	$2,577.1	100%

As of March 31, 2016, the Company’s mortgage servicing portfolio increased to $5.2 billion, a 45% increase from December 31, 2015, which increased our retained MSRs to $44.3 million at March 31, 2016 as compared to $36.4 million at December 31, 2015.

The contingent consideration liability represents the estimated fair value of the expected future earn-out payments to be paid to the seller of the CCM operations which was acquired in the first quarter of 2015.  In the first quarter of 2016, we updated assumptions based on current market conditions, resulting in an increase in projected volumes and in turn a higher estimated value of the contingent consideration. As a result, we recorded a change in the fair value of the contingent consideration in the first quarter increasing the contingent consideration liability by $2.9 million over the remaining earn-out period of seven quarters.  Even though this projected increase in mortgage volume for CCM is a favorable development, it resulted in a corresponding charge to earnings of $2.9 million in the first quarter of 2016.

The Company’s cash position decreased to $18.5 million at March 31, 2016, as compared to $32.4 million at December 31, 2015, primarily as a result of the increase in the mortgage servicing portfolio.  The $20 million decrease in debt is due to the previously disclosed conversion of the convertible notes to common stock in the first quarter of 2016.

In the first quarter of 2016, we continued to expand our NonQM products and volumes, as well as continue to enhance our proprietary technology called iDASL (Impac Direct Access System for Lending).  Launched in 2015 as a NonQM prequalification engine, in 2016, we expect to use iDASL to provide a fully automated approval process for our NonQM loan products.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We are pleased to have successfully rebounded from a difficult fourth quarter, by producing strong operational income in the first quarter.  Based on the continued growth of our mortgage origination pipeline, we expect to further grow our origination volume into the second quarter.”

Conference Call

The Company will hold a conference call on April 29, 2016, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (888) 529-7789, conference ID number 2023686, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Non-GAAP Financial Measures

This release contains a financial measure, operating income excluding contingent consideration changes and the related accretion, that is a non-GAAP measure. We have provided a reconciliation within this release of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations.  This non-GAAP financial measure should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release, and the reconciliation to the closest corresponding GAAP measure should be reviewed carefully.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of non-Qualified Mortgage originations and conventional and government loan programs; ability to successfully diversify our mortgage products; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology, including the performance of iDASL 2.0; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com